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                                                                    EXHIBIT 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
General Magic, Inc.:

We consent to incorporation by reference in the registration statements Nos. 333-12667, 333-33329, 333-71781, 333-93479, 333-67062 on Form S-8 and Nos.
333-51685, 333-83075, 333-66126 on Form S-3 of General Magic, Inc. of our report dated February 1, 2002, relating to the consolidated balance sheets of General Magic, Inc. and subsidiary as of December 31, 2001 and 2000, except as to Note 1 and Note 14 which are as of March 27, 2002, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2001, which report appears in the December 31, 2001, annual report on Form 10-K of General Magic, Inc.

Our report dated February 1, 2002, except as to Note 1 and Note 14 which are as of March 27, 2002, contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and has an accumulated deficit of $340.7 million, which raises substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

                                        /s/ KPMG LLP

                                        Mountain View, California
                                        March 31, 2001